As filed with the Securities and Exchange Commission on October 23, 2003

Registration No. 333-109806

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Renovis, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	2834	94-3353740
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

Two Corporate Drive

South San Francisco, California 94080

(650) 266-1400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Corey S. Goodman, Ph.D.

President and Chief Executive Officer

Renovis, Inc.

Two Corporate Drive

South San Francisco, California 94080

(650) 266-1400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan C. Mendelson, Esq. Mark V. Roeder, Esq. Latham & Watkins LLP 135 Commonwealth Drive Menlo Park, California 94025-1105 (650) 328-4600	Scott D. Miller, Esq. Sullivan & Cromwell LLP 1870 Embarcadero Road Palo Alto, California 94303-3308 (650) 461-5600

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the
Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Renovis, Inc. has prepared this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-109806) for the purpose of filing certain exhibits to the Registration Statement. Amendment No. 1 does not modify any provision of the Prospectus constituting Part I of the Registration Statement or Items 13, 14, 15 or 17 of Part II of the Registration Statement. Accordingly, such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by the Registrant in connection with the sale and distribution of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market application fee.

Securities and Exchange Commission registration fee		$ *
NASD filing fee		*
Nasdaq National Market application fee		*
Blue sky qualification fees and expenses		*
Printing and engraving expenses		*
Directors and Officers’ Insurance		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous expenses		*

Total	$	*

*	To be completed by amendment.

Item 14.    Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, or DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding — other than an action by or in the right of the Registrant — by reason of the fact that the person is or was a director, officer, agent or employee of the Registrant, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acting in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the Registrant, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Registrant as well but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the Registrant, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Registrant’s bylaws, attached as Exhibit 3.2 hereto, provide that the Registrant shall indemnify its directors and executive officers to the fullest extent not prohibited by the DGCL or any other applicable law. In addition, the Registrant has entered into separate indemnification agreements, attached as Exhibit 10.1 hereto, with its directors and officers which would require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service, other than liabilities arising from willful misconduct of a culpable nature. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, which we refer to as the Securities Act. The Registrant also intends to maintain director and officer liability insurance, if available on reasonable terms.

The form of Underwriting Agreement, attached as Exhibit 1.1 hereto, provides for indemnification by the Underwriters of us and our officers and directors for certain liabilities, including matters arising under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities.

(a)    During the past three years, the Registrant has issued and sold the following unregistered securities:

(1)    In November 2000, the Registrant issued and sold an aggregate of 444,445 shares of Series B preferred stock to Three Crown Capital Ltd. and other accredited investors at a per share price of $1.80 per share for aggregate consideration of $800,001. This transaction was effected in reliance on Rule 506 of Regulation D under the Securities Act.

(2)    In January 2001, in connection with certain license agreements, the Registrant issued 20,000 shares of common stock to The Regents of the University of California. This transaction was effected in reliance on Section 4(2) under the Securities Act.

(3)    In April 2001 and October 2001, in connection with an equipment leasing transaction, the Registrant issued warrants to purchase an aggregate of 194,446 shares of Series B preferred stock at an exercise price of $1.80 per share to GATX Ventures, Inc. and TBCC Funding Trust II for aggregate consideration of $350,003. Following the pre-offering reverse stock split and automatic conversion of the outstanding shares of preferred stock into common stock upon the completion of this offering, these warrants will become exercisable for an aggregate of 213,696 shares of common stock at an exercise price of $1.638 per share for aggregate consideration of $350,034. This transaction was effected in reliance on Section 4(2) under the Securities Act.

(4)    In October 2001, in connection with a consulting services agreement, the Registrant issued 5,000 shares of common stock to Dr. Charles Cohen. This transaction was effected in reliance on Section 4(2) under the Securities Act.

(5)    In December 2001 and January 2002, the Registrant issued and sold an aggregate of 13,864,615 shares of Series C preferred stock to entities affiliated with HBM BioVentures, Venrock Associates, Skyline Ventures, Alta Partners, Flagship Ventures, DeNovo Ventures, Yasuda Enterprise Development Co., Ltd., Biomedicine L.P., BioVeda Capital, Vertex Venture Holdings, Priceworth Investments Limited and other accredited investors and certain existing stockholders at a per share price of $2.50 per share for aggregate consideration of $34,661,538. This transaction was effected in reliance on Rule 506 of Regulation D under the Securities Act.

(6)    In July 2002, in connection with an equipment leasing transaction, the Registrant issued a warrant to purchase an aggregate of 36,000 shares of Series C preferred stock at an exercise price of $2.50 per share to GATX Ventures, Inc. and TBCC Funding Trust II for aggregate consideration of $90,000. Following the pre-offering reverse stock split and automatic conversion of the outstanding shares of preferred stock into common stock upon the completion of this offering, these warrants will become exercisable for an aggregate of 43,848 shares of common stock at an exercise price of $2.053 per share for aggregate consideration of $90,019. This transaction was effected in reliance on Section 4(2) under the Securities Act.

(7)    In June 2002, in connection with a license agreement, the Registrant issued 23,250 shares of common stock to AGY Therapeutics, Inc. This transaction was effected in reliance on Section 4(2) under the Securities Act.

(8)    In November 2002, in connection with a license agreement, the Registrant issued 90,000 shares of common stock to The Regents of the University of California. This transaction was effected in reliance on Section 4(2) under the Securities Act.

(9)    In December 2002, in connection with the purchase of substantially all of the assets of Centaur Pharmaceuticals, Inc., the Registrant issued an aggregate of 13,600,000 shares of Series D preferred stock to CentPharm, LLC (successor in interest to Centaur Pharmaceuticals, Inc.) and Embassy & Co. as escrow agent for the shares of Series D preferred stock held in escrow. This transaction was effected in reliance on Section 3(a)(10) under the Securities Act.

(10)    In December 2002, in connection with a license agreement, the Registrant issued 60,000 shares of common stock to The Regents of the University of California. This transaction was effected in reliance on Section 4(2) under the Securities Act.

(11)    In August 2003, the Registrant issued and sold an aggregate of 32,142,848 shares of Series E preferred stock to entities affiliated with Easton Hunt Capital Partners, L.P., HealthCap Venture Capital, OFCO Club, Invus Group, CDIB Bioscience, Singapore Bio-Innovations Pte. Ltd., Hitachi – CSK Internet Business Fund, Orix, Mizuho Capital, MDS Capital, Temasek Holdings, HBM BioVentures, Venrock Associates, Skyline Ventures, Alta Partners, Flagship Ventures, DeNovo Ventures, Yasuda Enterprise Development Co., Ltd., Biomedicine L.P., BioVeda Capital and other accredited investors and certain existing stockholders at a per share price of $1.40 for aggregate consideration of $44,999,987. This transaction was effected in reliance on Regulation S, Rule 506 of Regulation D and Section 4(2) of the Securities Act.

(12)    During the three-year period ending on October 1, 2003, the Registrant has granted stock bonus awards and options to purchase shares of common stock to employees, directors and consultants under our 2000 Equity Incentive Plan and 2003 Equity Incentive Plan at exercise prices ranging from $0.18 to $1.00 per share. Of the options granted, 8,026,383 remain outstanding, 4,958,374 shares of common stock have been issued pursuant to stock bonus awards and option exercises and 732,263 shares have been cancelled and returned to the shares available for issuance under our 2003 Equity Incentive Plan. These transactions were effected under Rule 701 under the Securities Act and, in the case of certain consultants, Section 4(2) under the Securities Act.

The issuances described in Items 15(a)(1) through 15(a)(8) and 15(a)(10) were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The issuances described in Item 15(a)(9) were deemed exempt from registration in reliance on Section 3(a)(10) of the Securities Act as transactions approved by a governmental authority. The issuances described in Item 15(a)(11) were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering and Regulation S under the Securities Act as transactions made outside the United States. The issuances described in Item 15(a)(12) were deemed exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16.    Exhibits and Financial Statement Schedules.

Exhibits.

Exhibit Number		Description of Document

1.1	*	Form of Underwriting Agreement.

3.1	*	Amended and Restated Certificate of Incorporation of the Registrant.

3.2	†	Amended and Restated Bylaws of the Registrant.

4.1	*	Specimen Common Stock Certificate.

4.2	†	Amended and Restated Investor Rights Agreement, dated as of August 7, 2003, by and among the Registrant and holders of the Registrant’s preferred stock.

4.3	†	Equipment Loan and Security Agreement, dated as of April 27, 2001, with GATX Ventures, Inc. and Transamerica Commercial Finance Corporation.

4.4	†	Warrant for the purchase of shares of Series B Preferred Stock, dated April 27, 2001, issued by the Registrant to GATX Ventures, Inc.

4.5	†	Warrant for the purchase of shares of Series B Preferred Stock, dated April 27, 2001, issued by the Registrant to TBCC Funding Trust II.

4.6	†	Equipment Loan and Security Agreement, dated October 10, 2001, with GATX Ventures, Inc.

4.7	†	Warrant for the purchase of shares of Series B Preferred Stock, dated October 10, 2001, issued by the Registrant to GATX Ventures, Inc.

4.8	†	Equipment Loan and Security Agreement, dated July 24, 2002, with GATX Ventures, Inc. and Transamerica Commercial Finance Corporation.

4.9	†	Warrant for the purchase of shares of Series C Preferred Stock, dated July 24, 2002, issued by the Registrant to GATX Ventures, Inc.

4.10	†	Warrant for the purchase of shares of Series C Preferred Stock, dated July 24, 2002, issued by the Registrant to TBCC Funding Trust II.

5.1	*	Opinion of Latham & Watkins LLP.

10.1	*	Form of Indemnification Agreement between the Registrant and each officer and director.

10.2	†	2003 Stock Plan.

10.3	†	Amended and Restated 2003 Equity Incentive Plan.

Exhibit Number		Description of Document

10.4	†	2000 Equity Incentive Plan.

10.5	*	Employee Stock Purchase Plan.

10.6	†	Employment Agreement, dated as of June 7, 2000, by and between the Registrant and Tito A. Serafini, Ph.D.

10.7	†	Amendment to Employment Agreement, dated as of May 1, 2003, by and between the Registrant and Tito A. Serafini, Ph.D.

10.8	†	Employment Agreement, dated as of June 8, 2001, by and between the Registrant and Corey S. Goodman, Ph.D.

10.9	†	Amendment to Employment Agreement, dated as of May 1, 2003, by and between the Registrant and Corey S. Goodman, Ph.D.

10.10	†	Employment Agreement, dated as of July 23, 2002, by and between the Registrant and John C. Doyle.

10.11	†	Amendment to Employment Agreement, dated as of May 1, 2003, by and between the Registrant and John C. Doyle.

10.12	†	Separation Agreement, dated as of February 3, 2003, by and between the Registrant and Lynne Zydowsky, Ph.D.

10.13	(1)	License Agreement, dated as of July 15, 1992, by and among Centaur Pharmaceuticals, Inc., the Oklahoma Medical Research Foundation and the University of Kentucky Research Foundation.

10.14	(1)

First Amendment to License Agreement, dated as of June 29, 1995, by and among Centaur Pharmaceuticals, Inc., the Oklahoma Medical Research Foundation and the University of Kentucky Research Foundation.

10.15	(1)	License Agreement, dated as of January 1, 1998, by and between Centaur Pharmaceuticals, Inc. and the Oklahoma Medical Research Foundation.

10.16	(1)	Development, License and Marketing Agreement, dated as of June 26, 1995, by and between Centaur Pharmaceuticals, Inc. and Astra AB.

10.17		Amendment to Development, License and Marketing Agreement, dated as of July 8, 1997, by and between Centaur Pharmaceuticals, Inc. and Astra AB.

10.18		Amendment to Development, License and Marketing Agreement, dated as of October 7, 1997, by and between Centaur Pharmaceuticals, Inc. and Astra AB.

10.19	(1)	Third Amendment to Development, License and Marketing Agreement, dated as of June 18, 2002, by and between Centaur Pharmaceuticals, Inc. and AstraZeneca AB.

10.20	(1)	Supply Agreement, dated as of June 26, 1995, by and between Centaur Pharmaceuticals, Inc. and Astra AB.

10.21	(1)	Amendment to Supply Agreement, dated June 18, 2002, by and between Centaur Pharmaceuticals, Inc. and AstraZeneca AB.

10.22	(1)	License Agreement, dated as of January 15, 1998, by and between Centaur Pharmaceuticals, Inc. and Cutanix Corporation.

10.23		Amendment No. 1 to License Agreement, dated as of June 18, 1998, by and between Centaur Pharmaceuticals, Inc. and Cutanix Corporation.

10.24	(1)	Second Amendment to License Agreement and Termination of Services and Supply Agreement, dated as of September 13, 2002, by and between Centaur Pharmaceuticals, Inc. and Cutanix Corporation.

Exhibit Number		Description of Document

10.25	(1)	Patent License and Research Collaboration Agreement, dated July 15, 2003, by and between the Company and Merck & Co., Inc.

10.26	(1)	License Agreement, dated December 27, 2002, by and between the Company and The Regents of the University of California.

10.27	(1)	Sublease, dated August 5, 2003, by and between the Company and Tularik Inc.

10.28	†	Net Lease, dated September 27, 2000, by and between the Registrant and Utah Partners.

23.1	†	Consent of Ernst & Young LLP, independent auditors.

23.2	*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	†	Power of Attorney (included on signature page).

*	To be filed by amendment.
†	Previously filed

(1)	Pursuant to a request for confidential treatment, portions of the Exhibit have been redacted from the publicly filed document and have been furnished separately to the SEC as required by Rule 406 under the Securities Act.

Financial Statement Schedules.

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings

The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities—other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding—is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in South San Francisco, California, on October 23, 2003.

RENOVIS, INC.

By:	/s/ Corey S. Goodman, Ph.D.
Corey S. Goodman, Ph.D. President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Corey S. Goodman, Ph.D. Corey S. Goodman, Ph.D.	Director, President and Chief Executive Officer (Principal Executive Officer)	October 23, 2003

/s/ John C. Doyle John C. Doyle	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	October 23, 2003

* Michael J. Callaghan	Director	October 23, 2003

* Farah Champsi	Director	October 23, 2003

* Nancy M. Crowell	Director	October 23, 2003

* Anthony B. Evnin, Ph.D.	Director	October 23, 2003

* John H. Friedman	Director	October 23, 2003

* Yasunori Kaneko, M.D.	Director	October 23, 2003

* Edward E. Penhoet, Ph.D.	Director	October 23, 2003

* Edward M. Scolnick, M.D.	Director	October 23, 2003

* John P. Walker	Director	October 23, 2003

*By:	/s/ Corey S. Goodman, Ph.D.
Corey S. Goodman, Ph.D. Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description of Document

1.1	*	Form of Underwriting Agreement.

3.1	*	Amended and Restated Certificate of Incorporation of the Registrant.

3.2	†	Amended and Restated Bylaws of the Registrant.

4.1	*	Specimen Common Stock Certificate.

4.2	†	Amended and Restated Investor Rights Agreement, dated as of August 7, 2003, by and among the Registrant and holders of the Registrant’s preferred stock.

4.3	†	Equipment Loan and Security Agreement, dated as of April 27, 2001, with GATX Ventures, Inc. and Transamerica Commercial Finance Corporation.

4.4	†	Warrant for the purchase of shares of Series B Preferred Stock, dated April 27, 2001, issued by the Registrant to GATX Ventures, Inc.

4.5	†	Warrant for the purchase of shares of Series B Preferred Stock, dated April 27, 2001, issued by the Registrant to TBCC Funding Trust II.

4.6	†	Equipment Loan and Security Agreement, dated October 10, 2001, with GATX Ventures, Inc.

4.7	†	Warrant for the purchase of shares of Series B Preferred Stock, dated October 10, 2001, issued by the Registrant to GATX Ventures, Inc.

4.8	†	Equipment Loan and Security Agreement, dated July 24, 2002, with GATX Ventures, Inc. and Transamerica Commercial Finance Corporation.

4.9	†	Warrant for the purchase of shares of Series C Preferred Stock, dated July 24, 2002, issued by the Registrant to GATX Ventures, Inc.

4.10	†	Warrant for the purchase of shares of Series C Preferred Stock, dated July 24, 2002, issued by the Registrant to TBCC Funding Trust II.

5.1	*	Opinion of Latham & Watkins LLP.

10.1	*	Form of Indemnification Agreement between the Registrant and each officer and director.

10.2	†	2003 Stock Plan.

10.3	†	Amended and Restated 2003 Equity Incentive Plan.

10.4	†	2000 Equity Incentive Plan.

10.5	*	Employee Stock Purchase Plan.

10.6	†	Employment Agreement, dated as of June 7, 2000, by and between the Registrant and Tito A. Serafini, Ph.D.

10.7	†	Amendment to Employment Agreement, dated as of May 1, 2003, by and between the Registrant and Tito A. Serafini, Ph.D.

10.8	†	Employment Agreement, dated as of June 8, 2001, by and between the Registrant and Corey S. Goodman, Ph.D.

10.9	†	Amendment to Employment Agreement, dated as of May 1, 2003, by and between the Registrant and Corey S. Goodman, Ph.D.

10.10	†	Employment Agreement, dated as of July 23, 2002, by and between the Registrant and John C. Doyle.

10.11	†	Amendment to Employment Agreement, dated as of May 1, 2003, by and between the Registrant and John C. Doyle.

1

Exhibit Number		Description of Document

10.12	†	Separation Agreement, dated as of February 3, 2003, by and between the Registrant and Lynne Zydowsky, Ph.D.

10.13	(1)	License Agreement, dated as of July 15, 1992, by and among Centaur Pharmaceuticals, Inc., the Oklahoma Medical Research Foundation and the University of Kentucky Research Foundation.

10.14	(1)

First Amendment to License Agreement, dated as of June 29, 1995, by and among Centaur Pharmaceuticals, Inc., the Oklahoma Medical Research Foundation and the University of Kentucky Research Foundation.

10.15	(1)	License Agreement, dated as of January 1, 1998, by and between Centaur Pharmaceuticals, Inc. and the Oklahoma Medical Research Foundation.

10.16	(1)	Development, License and Marketing Agreement, dated as of June 26, 1995, by and between Centaur Pharmaceuticals, Inc. and Astra AB.

10.17		Amendment to Development, License and Marketing Agreement, dated as of July 8, 1997, by and between Centaur Pharmaceuticals, Inc. and Astra AB.

10.18		Amendment to Development, License and Marketing Agreement, dated as of October 7, 1997, by and between Centaur Pharmaceuticals, Inc. and Astra AB.

10.19	(1)	Third Amendment to Development, License and Marketing Agreement, dated as of June 18, 2002, by and between Centaur Pharmaceuticals, Inc. and AstraZeneca AB.

10.20	(1)	Supply Agreement, dated as of June 26, 1995, by and between Centaur Pharmaceuticals, Inc. and Astra AB.

10.21	(1)	Amendment to Supply Agreement, dated June 18, 2002, by and between Centaur Pharmaceuticals, Inc. and AstraZeneca AB.

10.22	(1)	License Agreement, dated as of January 15, 1998, by and between Centaur Pharmaceuticals, Inc. and Cutanix Corporation.

10.23		Amendment No. 1 to License Agreement, dated as of June 18, 1998, by and between Centaur Pharmaceuticals, Inc. and Cutanix Corporation.

10.24	(1)	Second Amendment to License Agreement and Termination of Services and Supply Agreement, dated as of September 13, 2002, by and between Centaur Pharmaceuticals, Inc. and Cutanix Corporation.

10.25	(1)	Patent License and Research Collaboration Agreement, dated July 15, 2003, by and between the Company and Merck & Co., Inc.

10.26	(1)	License Agreement, dated December 27, 2002, by and between the Company and The Regents of the University of California.

10.27	(1)	Sublease, dated August 5, 2003, by and between the Company and Tularik Inc.

10.28	†	Net Lease, dated September 27, 2000, by and between the Registrant and Utah Partners.

23.1	†	Consent of Ernst & Young LLP, independent auditors.

23.2	*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	†	Power of Attorney (included on signature page).

*	To be filed by amendment.
†	Previously filed.

(1)	Pursuant to a request for confidential treatment, portions of the Exhibit have been redacted from the publicly filed document and have been furnished separately to the SEC as required by Rule 406 under the Securities Act.

2